Exhibit 10.2

Summary of
2011 Long-Term Incentive Program
for Tandy Brands Accessories, Inc.

On June 29, 2010, the Board of Directors of Tandy Brands Accessories, Inc. (the “Company”), upon recommendation of the Company’s Compensation Committee, approved the Company’s 2011 long-term incentive program, pursuant to which performance units will be granted to the Company’s executive officers for the performance period beginning July 1, 2010 and ending June 30, 2013. Under the long-term incentive program, target awards are expressed as a dollar amount, with threshold, target and maximum payout opportunities expressed as a percentage of the target award (actual payouts may range anywhere between the threshold and maximum percentages). No payout will occur unless threshold performance is achieved. The Board approved the following payout opportunities for achieving threshold, target and maximum performance:

	Threshold		Maximum
Executive Officer	(as a % of Target)	Target	(as a % of Target)
Chief Executive Officer	50%	$350,000	200%
Other Executive Officers	50%	$100,000	200%

To support the Company’s focus on creating long-term shareholder value, the financial metric approved by the Board of Directors to determine whether target performance has been achieved is earnings per share, as an average over the performance period. Each performance unit award will generally be comprised 50% of cash and 50% of phantom shares of the common stock of the Company. The number of phantom shares of common stock attributable to the performance unit award will be determined based on the fair market value of the Company’s common stock on the date of grant. Assuming continued employment, if, at the end of the performance period, at least the threshold performance level has been achieved, the performance units vest and, to the extent earned, will be settled in cash. The Board may, in its discretion, adjust the target measures to exclude one-time, non-operating items that may occur during the performance period, and, if shares are available under the Company’s benefit plans, pay over the portion of the award payable in phantom shares with common stock of the Company.